As filed with the Securities and Exchange Commission on September 22, 2020

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Palantir Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	68-0551851
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Palantir Technologies Inc.

1555 Blake Street, Suite 250

Denver, Colorado 80202

(720) 358-3679

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2020 Equity Incentive Plan

2020 Executive Equity Incentive Plan

Amended 2010 Equity Incentive Plan

Stand Alone Option Agreement Dated September 22, 2009

Stand Alone Option Agreement Dated January 24, 2011

(Full title of the plan)

Alexander C. Karp

Chief Executive Officer

Palantir Technologies Inc.

1555 Blake Street, Suite 250

Denver, Colorado 80202

(720) 358-3679

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Allison B. Spinner Steven E. Bochner Rezwan D. Pavri Lisa L. Stimmell Shannon R. Delahaye Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Matthew A. Long Sean J. Stenstrom Justin V. Laubach Scott S. Hsu Deeptha N. Mathavan Palantir Technologies Inc. 1555 Blake Street, Suite 250 Denver, Colorado 80202 (720) 358-3679

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-Accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.001 par value per share:
—2020 Equity Incentive Plan	150,000,000 (2)	$0.48 (15)	$72,000,000	$9,346
—2020 Executive Equity Incentive Plan	165,900,000 (3)	— (16)	—	—
—Amended 2010 Equity Incentive Plan	125,538,944 (4)	— (16)	—	—
—Amended 2010 Equity Incentive Plan (Options)	298,028,646 (5)	$4.48 (17)	$1,335,168,335	$173,305
—Amended 2010 Equity Incentive Plan (RSUs and Growth Units)	211,462,453 (6)	$0.48 (15)	$101,501,978	$13,175
—2009 Stand Alone Option Agreement	60,897,579 (7)	— (16)	—	—
—2011 Stand Alone Option Agreement	8,000,000 (8)	— (16)	—	—
Class B common stock, $0.001 par value per share:
—2020 Executive Equity Incentive Plan (Options)	162,000,000 (9)	$11.38 (18)	$1,843,560,000	$239,295
—2020 Executive Equity Incentive Plan (RSUs)	3,900,000 (10)	$0.48 (15)	$1,872,000	$243
—Amended 2010 Equity Incentive Plan (Options)	69,438,944 (11)	$4.48 (17)	$311,086,470	$40,380
—Amended 2010 Equity Incentive Plan (RSUs)	56,100,000 (12)	$0.48 (15)	$26,928,000	$3,496
—2009 Stand Alone Option Agreement	60,897,579 (13)	$0.103 (19)	$6,272,451	$815
—2011 Stand Alone Option Agreement	8,000,000 (14)	$0.85 (20)	$6,800,000	$883
TOTAL:	1,380,164,145		$3,705,189,234	$480,938

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s Class A common stock (“Class A common stock”) or the Registrant’s Class B common stock (“Class B common stock”) that become issuable under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”), the Registrant’s 2020 Executive Equity Incentive Plan (the “2020 Executive Plan”), the Registrant’s Amended 2010 Equity Incentive Plan (the “2010 Plan”), the Stand Alone Option Agreement dated September 22, 2009 (the “2009 Option Agreement”) and the Stand Alone Option Agreement dated January 24, 2011 (the “2011 Option Agreement”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of Class A common stock or Class B common stock.

(2)

Represents 150,000,000 shares of Class A common stock reserved for issuance pursuant to future awards under the 2020 Plan. The number of shares of Class A common stock available for issuance under the 2020 Plan will be increased by any shares of Class A or Class B common stock subject to outstanding awards under the 2010 Plan and 2020 Executive Plan that, on or after the effective date of the registration statement relating to the Registrant’s listing on the New York Stock Exchange (the “Registration Date”), expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest. The maximum number of shares of Class A common stock that can be added to the 2020 Plan from the 2010 Plan and 2020 Executive Plan is 800,000,000. See footnotes 3 through 6 and 9 through 12 below.

(3)

Represents 165,900,000 shares of Class A common stock issuable upon conversion of shares of Class B common stock underlying equity awards outstanding under the 2020 Executive Plan as of the date of this Registration Statement. A number of shares of Class A common stock equal to the shares of Class B common stock subject to awards outstanding under the 2020 Executive Plan that, on or after the Registration Date, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest will become available for issuance under the 2020 Plan, subject to the maximum limit set forth in the 2020 Plan. See footnote 2 above.

(4)

Represents 125,538,944 shares of Class A common stock issuable upon conversion of shares of Class B common stock underlying equity awards outstanding under the 2010 Plan as of the date of this Registration Statement. A number of shares of Class A common stock equal to the shares of Class B common stock subject to awards outstanding under the 2010 Plan that, on or after the Registration Date, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest will become available for issuance under the 2020 Plan, subject to the maximum limit set forth in the 2020 Plan. See footnote 2 above.

(5)

Represents 298,028,646 shares of Class A common stock reserved for issuance pursuant to stock option awards outstanding under the 2010 Plan as of the date of this Registration Statement. A number of shares of Class A common stock equal to the shares of Class A common stock subject to awards outstanding under the 2010 Plan that, on or after the Registration Date, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest will become available for issuance under the 2020 Plan, subject to the maximum limit set forth in the 2020 Plan. See footnote 2 above.

(6)

Represents 211,462,453 shares of Class A common stock reserved for issuance pursuant to restricted stock unit awards and growth units outstanding under the 2010 Plan as of the date of this Registration Statement. A number of shares of Class A common stock equal to the shares of Class A common stock subject to awards outstanding under the 2010 Plan that, on or after the Registration Date, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest will become available for issuance under the 2020 Plan, subject to the maximum limit set forth in the 2020 Plan. See footnote 2 above.

(7)

Represents 60,897,579 shares of Class A common stock issuable upon conversion of shares of Class B common stock underlying equity awards outstanding under the 2009 Option Agreement as of the date of this Registration Statement.

(8)

Represents 8,000,000 shares of Class A common stock issuable upon conversion of shares of Class B common stock underlying equity awards outstanding under the 2011 Option Agreement as of the date of this Registration Statement.

(9)

Represents 162,000,000 shares of Class B common stock reserved for issuance pursuant to stock option awards outstanding under the 2020 Executive Plan as of the date of this Registration Statement. A number of shares of Class A common stock equal to the shares of Class B common stock subject to awards outstanding under the 2020 Executive Plan that, on or after the Registration Date, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest will become available for issuance under the 2020 Plan, subject to the maximum limit set forth in the 2020 Plan. See footnote 2 above.

(10)

Represents 3,900,000 shares of Class B common stock reserved for issuance pursuant to restricted stock unit awards outstanding under the 2020 Executive Plan as of the date of this Registration Statement. A number of shares of Class A common stock equal to the shares of Class B common stock subject to awards outstanding under the 2020 Executive Plan that, on or after the Registration Date, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest will become available for issuance under the 2020 Plan, subject to the maximum limit set forth in the 2020 Plan. See footnote 2 above.

(11)

Represents 69,438,944 shares of Class B common stock reserved for issuance pursuant to stock option awards outstanding under the 2010 Plan as of the date of this Registration Statement. A number of shares of Class A common stock equal to the shares of Class B common stock subject to awards outstanding under the 2010 Plan that, on or after the Registration Date, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest will become available for issuance under the 2020 Plan, subject to the maximum limit set forth in the 2020 Plan. See footnote 2 above.

(12)

Represents 56,100,000 shares of Class B common stock reserved for issuance pursuant to restricted stock unit awards outstanding under the 2010 Plan as of the date of this Registration Statement. A number of shares of Class A common stock equal to the shares of Class B common stock subject to awards outstanding under the 2010 Plan that, on or after Registration Date, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest will become available for issuance under the 2020 Plan, subject to the maximum limit set forth in the 2020 Plan. See footnote 2 above.

(13)	Represents 60,897,579 shares of Class B common stock reserved for issuance pursuant to the 2009 Option Agreement.
(14)	Represents 8,000,000 shares of Class B common stock reserved for issuance pursuant to the 2011 Option Agreement.
(15)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. Given that there is no proposed maximum offering price per share of Class A common stock, the registrant calculates the proposed maximum aggregate offering price by analogy to Rule 457(f)(2), based on the book value of the Class A common stock the registrant registers, which was calculated from its unaudited pro forma balance sheet as of June 30, 2020. Given that the registrant’s shares of Class A common stock are not traded on an exchange or over-the-counter, the registrant did not use the market price of its Class A common stock in accordance with Rule 457(c).

(16)

Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B Common Stock.

(17)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $4.48 per share, which is the weighted average exercise price of stock option awards outstanding under the 2010 Plan as of the date of this Registration Statement.

(18)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $11.38 per share, which is the weighted average exercise price of stock option awards outstanding under the 2020 Executive Plan as of the date of this Registration Statement.

(19)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The price of $0.103 represents the exercise price for outstanding options.
(20)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The price of $0.85 represents the exercise price for outstanding options.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Palantir Technologies Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s Registration Statement on Form S-1, as amended, filed with the Commission on September 21, 2020 (File No. 333-248413), which contains the Registrant’s audited financial statements for the latest fiscal year which such statements have been filed; and

(2) The description of the Registrant’s Class A Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-39540) filed with the Commission on September 21, 2020, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to the Registrant’s company or stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, the Registrants amended and restated bylaws will provide that the Registrant will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that they are or were one of its directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. The Registrant’s amended and restated bylaws provide that the Registrant may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that they are or were one of the Registrant’s employees or agents or is or was serving at the Registrant’s request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated bylaws will also provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, the Registrant has entered into or will enter into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require the Registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. The Registrant believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions in the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that the Registrant has entered into or will enter into with its directors and executive officers may discourage stockholders from bringing a lawsuit against its directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against its directors and executive officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the Registrant is not aware of any pending litigation or proceeding involving any person who is or was one of its directors, officers, employees, or other agents or is or was serving at the Registrant’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought.

The Registrant has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to its directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including, claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law.

Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s Board of Directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1(1)	Form of Class A common stock certificate of the Registrant.

4.2(2)	Palantir Technologies Inc. 2020 Equity Incentive Plan and related form agreements.

4.3(3)	Palantir Technologies Inc. Amended 2010 Equity Incentive Plan and related form agreements.

4.4(4)	Notice of Stock Option Grant and Stock Option Agreement (Non-Plan Option) between the registrant and Alexander Karp, dated as of September 22, 2009.

4.5(5)	Notice of Stock Option Grant and Stock Option Agreement (Non-Plan Option) between the registrant and Alexander Karp, dated as of January 24, 2011.

4.6(6)	Palantir Technologies Inc. 2020 Executive Equity Incentive Plan.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

(1)	Incorporated by reference to Exhibit 4.1 filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-248413), filed with the Commission on August 25, 2020.
(2)	Incorporated by reference to Exhibit 10.3 filed with the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-248413), filed with the Commission on September 9, 2020.
(3)	Incorporated by reference to Exhibit 10.4 filed with the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-248413), filed with the Commission on September 3, 2020.
(4)	Incorporated by reference to Exhibit 10.5 filed with the Registrant’s Registration Statement on Form S-1/A (Registration No. 333 248413), filed with the Commission on September 3, 2020.
(5)	Incorporated by reference to Exhibit 10.6 filed with the Registrant’s Registration Statement on Form S-1/A (Registration No. 333 248413), filed with the Commission on September 3, 2020.
(6)	Incorporated by reference to Exhibit 10.7 filed with the Registrant’s Registration Statement on Form S-1/A (Registration No. 333 248413), filed with the Commission on September 9, 2020.

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on the 22nd day of September, 2020.

PALANTIR TECHNOLOGIES INC.

By:	/s/ Alexander C. Karp
Alexander C. Karp
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alexander C. Karp and Stephen Cohen, and each of them, as such individual’s true and lawful attorney in fact and agent with full power of substitution, for such individual in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney in fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney in fact, proxy and agent, or the individual’s substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alexander C. Karp Alexander C. Karp	Chief Executive Officer and Director (Principal Executive Officer)	September 22, 2020

/s/ Stephen Cohen Stephen Cohen	President and Director	September 22, 2020

/s/ David Glazer David Glazer	Chief Financial Officer (Principal Financial Officer)	September 22, 2020

/s/ William Ho William Ho	Controller (Principal Accounting Officer)	September 22, 2020

/s/ Peter Thiel Peter Thiel	Director	September 22, 2020

/s/ Spencer Rascoff Spencer Rascoff	Director	September 22, 2020

/s/ Alexandra Schiff Alexandra Schiff	Director	September 22, 2020

/s/ Alexander Moore Alexander Moore	Director	September 22, 2020